                                                                    Exhibit 16.1


May 24, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir or Madam:

We have read the second, third, fourth and fifth paragraphs of "Other Matters" included in the Form S-4 dated May 24, 2002 of NMHG Holding Co. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,


/s/ Arthur Andersen LLP

cc: Mr. Ray Ulmer